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                                                                    EXHIBIT 99.1

NEWS RELEASE

[COMPUWARE CORPORATION LETTERHEAD]


FOR IMMEDIATE RELEASE

SEPTEMBER 2, 2003


          PRESIDENT JOSEPH A. NATHAN RETIRES FROM COMPUWARE CORPORATION

    COMPUWARE PRESIDENT WENT FROM TECHNICIAN TO PRESIDENT IN 22+ YEAR CAREER


DETROIT--September 2, 2003--Compuware Corporation (NASDAQ: CPWR) today announced that, after more than 22 years of service to the company, President Joseph A. Nathan will retire from Compuware on September 30 to pursue personal interests. Nathan will remain in his position until the end of the month to aid in transitioning his responsibilities. The company has not yet named a replacement for Nathan.

"Joe Nathan has had a fairy-tale career here at Compuware," said Chairman and CEO Peter Karmanos, Jr. "He's risen from a professional services technician through every meaningful position and level this company has to offer. His body of knowledge about Compuware and his comprehensive understanding of our culture will be difficult to replace. Joe helped us get to where we are today, and we wish him the best of luck in his future endeavors."

"I'm grateful for the many opportunities Compuware has afforded me over the years and particularly for all the friendships I've made and enjoyed during my career here," Nathan said. "But after more than 22 years, it's just time for me to do something else. I'm not that old and I'm blessed with a variety of hobbies that I'm very passionate about. I'm eager to begin pursuing these interests--as a retiree--during the next phase of my life."

COMPUWARE CORPORATION

Compuware Corporation, a multi-billion dollar company, provides business value through software and professional services that optimize productivity and reduce costs across the application life cycle. Meeting the rapidly changing needs of businesses of all sizes, Compuware's market-leading solutions improve the quality, ease the integration and enhance the performance of distributed, e-business and enterprise software. For more information about Compuware, please contact the corporate offices at 800-521-9353. You may also visit Compuware on the World Wide Web at http://www.compuware.com.

PRESS CONTACT:

Lisa Elkin, Vice President, Communications and Investor Relations, Compuware Corporation, 313-227-7345

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